Exhibit 99.1

PAINCARE HOLDINGS CONSUMMATES PURCHASE OF CONTROLLING INTEREST IN LAKE WORTH SURGICAL CENTER

Orlando, FL – (PR NEWSWIRE) – May 16, 2005 – PainCare Holdings, Inc. (AMEX:PRZ), a leader in the delivery of orthopedic rehabilitation, minimally invasive spine surgery and pain management solutions, today announced that it has consummated the purchase of controlling interest in PSHS Alpha Partners, Ltd. d/b/a Lake Worth Surgical Center (LWSC), a fully accredited ambulatory surgical center located in Palm Beach County, Florida.

As previously announced, the terms of the purchase agreement provided for PainCare to acquire 100% of the interest in LWSC owned by the General Partner, PSHS Partnership Ventures, Inc., and approximately 50% of the interest in LWSC owned by the three Limited Partners, one of whom includes Dr. Merrill Reuter, Chairman of PainCare and President of Advanced Orthopaedics of South Florida, a practice, which PainCare has owned since 2001.   PainCare Surgery Center I, Inc., a wholly owned subsidiary of PainCare, will act as the sole general partner of LWSC and will own 67.5% of all partnership interests in the partnership.

In consideration for its general partner interest and the controlling stake in LWSC, PainCare paid the sellers a total of $8,159,058 in a combination of cash and its stock.  Based on its historical financial performance, LWSC is expected to contribute more than $5 million in net revenues and approximately $1.6 million in EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) to PainCare each year.

Established in 1997, fully accredited by the Accreditation Association for Ambulatory Health Care (AAAHC) and Medicare certified, Lake Worth Surgical Center administers over 3,000 surgical procedures each year.  With two fully equipped operating rooms and one procedure room on site at the appointed facility, area surgeons utilize LWSC to complete a broad range of orthopedic spine, general orthopedic, general surgery and interventional pain management procedures on their respective patients.

The Company has disclosed in this press release EBITDA amounts that are non-GAAP financial measures. Management believes EBITDA amounts provide useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so the Company's computations may not be comparable to other companies'. The EBITDA reported in this release compared to the net income, which the Company expects to receive from LWSC, is reconciled as follows:

LWSC

Operating income

$2,200,000

LWSC

Plus:  Depreciation and amortization

     200,000

LWSC

EBITDA

  2,400,000

PainCare

EBITDA before minority interest

  2,400,000

PainCare

Less minority interest

   (780,000)

PainCare

EBITDA after minority interest

  1,620,000

PainCare

Less:  Depreciation and amortization

   (200,000)

PainCare

Operating income

  1,420,000

PainCare

Provision for income taxes

   (540,000)

PainCare

Net income

  $ 880,000

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare is rapidly emerging as one of North America's leading providers of cost-effective, high-tech pain relief. The Company has established and is aggressively expanding a highly specialized, professional health services organization that is comprised of many internationally renowned neuro- and orthopedic surgeons, physiatrists and pain management specialists. Specifically, PainCare's cadre of medical professionals offer pain sufferers a wide range of modalities including interventional pain management, minimally invasive spine surgery and orthopedic rehabilitation.

Through acquired or managed practices, and in partnership with independent physician practices, group practices and medical institutions throughout the country, PainCare also offers numerous ancillary services including MedX-Direct, a proprietary, on-site, turnkey orthopedic rehabilitation program; EDX-Direct, a comprehensive electro-diagnostic medicine program; diagnostic imaging services; Intra Articular Joint Program, a proprietary, non-operative treatment protocol for addressing knee pain and stiffness caused by osteoarthritis; and medical real estate services. In addition, the Company owns four ambulatory surgery centers located in the southeast region of the United States.

For more information on PainCare Holdings, please visit http://www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks :the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins ;the inability to attract new patients by our owned practices, the managed practices and the limited management practices ;increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission.  The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.   In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Mike Krutzler, Higher Advertising, Inc.

at 407.447.1340 or via email at Mike@highadvertising.com

Investor Relations

Stephanie Noiseux, Elite Financial Communications Group, LLC

at 407.585.1080 or via email at prz@efcg.net